For Immediate Release Contact: Media -- Andrew Butcher 212-852-7070

Investors -- Craig Felenstein 212-852 7084

News Corporation to Webcast its Australian Shareholder Information Meeting

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NEW YORK, NY, November 14, 2005 -- News Corporation today announced that a live audio webcast of its Australian Shareholder Information Meeting in Adelaide, Australia will be available on the Internet beginning 8:00 p.m. U.S. Eastern Standard Time on November 15, 2005.

The webcast can be accessed from a link on the newscorp.com homepage. An archived replay of the audio webcast will be available through December 15, 2005

News Corporation (NYSE: NWS, NWS.A; ASX: NWS, NWSLV) had total assets as of September 30, 2005 of approximately US$55 billion and total annual revenues of approximately US$24 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.

For more information about News Corporation, please visit www.newscorp.com.